Farmer Mac Announces LaJuana S. Wilcher
as Board Chair

WASHINGTON, D.C. January 22, 2020 – Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A), the nation’s secondary market provider that increases the availability and affordability of credit for the benefit of rural America, today announced that the President of the United States has designated LaJuana S. Wilcher of Bowling Green, Kentucky as Chair of the company’s board of directors effective January 17, 2020, when Ms. Wilcher was sworn in to her new position. Ms. Wilcher, who is a presidentially-appointed board member, joined Farmer Mac’s board on December 20, 2019 after being nominated by President Trump and confirmed by the United States Senate. Lowell L. Junkins of Des Moines, Iowa, who has served as Chairman of Farmer Mac’s board since 2010, will now serve as Vice Chairman.
Ms. Wilcher owns and operates Scuffle Hill Farm in Alvaton, Kentucky, where she raises Angus cattle, grows hay, alfalfa and fescue, and boards horses. She serves on the board of the Warren County Conservation District and is a Certified Crop Advisor, a Master Grazer, and a Master Cattleman. Ms. Wilcher is also a partner at the law firm English, Lucas, Priest & Owsley, LLP, where she represents clients on complex environmental permitting, enforcement, regulatory compliance, and legislative matters throughout the country. Ms. Wilcher’s extensive experience as a leader and manager of large federal and state government agencies includes stints at the United States Department of Agriculture (USDA), Environmental Protection Agency (EPA), and the Commonwealth of Kentucky. She was confirmed by the United States Senate in 1989 to be the senior regulatory official for water programs at the EPA, where she served until 1993. She also served as Cabinet Secretary of Kentucky’s Environmental and Public Protection Cabinet from 2003-2006, which included Kentucky’s banking, securities, and insurance regulatory agencies, among others. Ms. Wilcher received a Bachelor of Science degree from Western Kentucky University and a J.D. from Salmon P. Chase College of Law, Northern Kentucky University. She currently serves on the board of the Kentucky Chamber of Commerce.
Commenting on her new role, Ms. Wilcher said, “It is a great honor to accept the position of Chair of this outstanding company. I came away from my first board meetings last week confident that Farmer Mac is a well-run company that is financially sound and fulfilling its mission. I feel energized to work in concert with my fellow board members and the management team to implement the existing business strategy to deliver strong customer focus and growth to fulfill our mission while delivering value to our stockholders.”
Mr. Junkins said, “LaJuana’s lifelong love for American agriculture, status as a working farmer and rancher, and substantial experience with legal, regulatory, and public policy issues make her a natural fit to lead Farmer Mac’s board. I have enjoyed getting to know LaJuana since she joined the board and know that she will provide effective leadership as Chair. I look forward to working alongside LaJuana to help Farmer Mac continue to offer the financial tools and availability of credit necessary for the continued growth and prosperity of rural America.”
U.S. Senate Majority Leader Mitch McConnell said, “President Trump made an outstanding choice in appointing LaJuana Wilcher of Warren County, Kentucky to serve as the Chair for the board of directors of the Federal Agricultural Mortgage Corporation. Through her successful work at numerous state and federal agencies, LaJuana has proven her remarkable leadership and commitment to farm families time and again. Farmer Mac plays an important role in supporting agricultural communities in Kentucky and across the country, and LaJuana's expertise will undoubtedly help lead Farmer Mac in furthering its mission.”
Ms. Wilcher added, “I want to thank Lowell for his decades of leadership, and I look forward to working with him and the rest of the board as the Farmer Mac team charts this exciting path ahead.”
Five members of Farmer Mac’s board are appointed by the President of the United States with the advice and consent of the United States Senate, with one of those designated as Board Chair. Ten additional board members are elected each year by stockholders – five by holders of Class A Voting Common Stock that may be owned only by financial institutions (NYSE: AGM.A), and five by holders of Class B Voting Common Stock that may be owned only by Farm Credit System institutions (not listed on any exchange).
About Farmer Mac
Farmer Mac is a vital part of the agricultural credit markets and was created to increase access to and reduce the cost of capital for the benefit of American agricultural and rural communities. As the nation’s secondary market for agricultural credit, we provide financial solutions to a broad spectrum of the agricultural community, including agricultural lenders, agribusinesses, and other institutions that can benefit from access to flexible, low-cost financing and risk management tools. Farmer Mac’s customers benefit from our low cost of funds, low overhead costs, and high operational efficiency. Additional information about Farmer Mac is available on Farmer Mac's website at www.farmermac.com.
CONTACT:     Jalpa Nazareth, Investor Relations
Megan Murray-Pelaez, Media Inquiries
(202) 872-7700

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